Exhibit 99.1

Wolfspeed Announces CFIUS Clearance and Completion of Equity

Issuance to Renesas as Part of Court-Approved Restructuring

Final 2.0% Equity Recovery Shares to be Released to Pre-Petition Shareholders Following Regulatory Clearance

Renesas Executive to Join Wolfspeed Board of Directors as Part of Restructuring Agreement

DURHAM, N.C., January 30, 2026 — Wolfspeed, Inc., a global leader in silicon carbide technology and production (the “Company” or “Wolfspeed”), today announced that the Committee on Foreign Investment in the United States (“CFIUS”) has formally cleared the Company’s issuance of equity to Renesas Electronics America Inc. (“Renesas”), completing a key component of Wolfspeed’s previously announced restructuring agreement with its lender group in support of its Chapter 11 process.

“CFIUS clearance represents the final milestone in the execution of our prepackaged restructuring,” said Wolfspeed CEO, Robert Feurle. “With this phase behind us, Wolfspeed is fully focused on broadening and diversifying our customer base, expanding our leadership in SiC power devices, and scaling with discipline across our global manufacturing footprint. We believe these actions position Wolfspeed to capture long-term growth while operating with sharper commercial execution and capital efficiency.”

Renesas, a Tokyo-based global leader in advanced semiconductor solutions who was a pre-petition creditor of Wolfspeed, agreed to convert its outstanding unsecured loan into a combination of equity and secured convertible debt as part of the court-approved restructuring plan. Following CFIUS clearance, Renesas will also receive a seat on Wolfspeed’s Board of Directors, and has appointed Aris Bolisay, who serves as Renesas’s vice president of finance.

Due to Renesas acquiring a substantial equity position in a U.S. semiconductor manufacturer and the right to appoint a member of Wolfspeed’s Board of Directors, the transaction required review and clearance by the CFIUS. With this authorization secured, the escrowed shares are now cleared for release to Renesas.

In conjunction with clearing the final milestone and the Renesas equity release, Wolfspeed will also release the remaining 2% allocation of common stock to its legacy pre-petition equity holders. This distribution represents the final tranche of the 5% equity recovery granted to shareholders under the court-approved restructuring plan. The initial 3% was distributed on the plan’s effective date in September, with the remaining 2% held in escrow pending receipt of CFIUS and other regulatory approvals. With CFIUS clearance now obtained, the full equity recovery will be complete.

Total Share Count Update

Following the completion of these equity issuances, Wolfspeed’s total shares of common stock outstanding will increase to approximately 45.1 million. This reflects the issuance of 16,852,372 shares to Renesas, the final 2% equity recovery to be distributed to pre-petition shareholders, representing 871,287 shares, and approximately 1.5 million shares issued pursuant to prior conversions of the Company’s second lien convertible notes. This total excludes any shares that may be issued in the future under the Company’s convertible notes, warrants, management incentive compensation plan or long-term incentive compensation plan.

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About Wolfspeed

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies that power the world’s most disruptive innovations. As the pioneers of silicon carbide and creators of the most advanced semiconductor technology on earth, we are committed to powering a better world for everyone. Through silicon carbide material, Power Modules, Discrete Power Devices and Power Die Products targeted for various applications, we will bring you The Power to Make It Real.™

Learn more at www.wolfspeed.com.

Forward-Looking Statements

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about Wolfspeed’s strategic plans, priorities, growth opportunities, and ability to achieve profitability. Actual results could differ materially due to factors detailed in Wolfspeed’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent SEC filings. These forward-looking statements represent Wolfspeed’s judgment as of the date of this release. Except as required under U.S. federal securities laws, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release.

Media Relations: media@wolfspeed.com

Investor Relations: investorrelations@wolfspeed.com